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                                                                      Exhibit 16



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

April 19, 2002

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated April 16, 2002, of Weyerhaeuser Company, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP
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    ARTHUR ANDERSEN LLP

Copy to:

Mr. Steven J. Hillyard
Vice President and Chief Accounting Officer
Weyerhaeuser Company